Certain personal identifying information has been excluded from this exhibit pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated by [***]. EMPLOYMENT AGREEMENT This Employment Agreement ("Agreement") is entered into as of 10 August 2026, between: Employer: REalloys Canada Inc., a corporation incorporated under the laws of Canada and a wholly-owned subsidiary of REalloys Inc. (NASDAQ: ALOY) (the "Company") — and — Employee: Muhammad Imran, residing at [***] ("Employee") The Company and the Employee are referred to individually as a "Party" and collectively as the "Parties". In consideration of the mutual covenants set out in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows. Schedule B (Summary of Compensation Terms) is attached hereto, incorporated by reference, and forms part of this Agreement. 1. POSITION The Company agrees to employ the Employee as "Chief Operating Officer" of REalloys Inc. and its consolidated subsidiaries and operations ("COO") commencing on the Effective Date. The Employee will report to the Chief Executive Officer of REalloys Inc. ("CEO"). The Employee will be expected to perform the duties and exercise the powers customarily associated with the COO role of a publicly listed critical minerals company, including day-to-day operational leadership, oversight of engineering and processing operations, capital project execution, supply-chain management, and such other duties as the CEO or the Board of Directors of REalloys Inc. ("Board") may reasonably assign from time to time. Although the Employee will be employed by REalloys Canada Inc., the Employee will perform services on behalf of REalloys Inc. and its consolidated operations globally. For the avoidance of doubt, the Employee's title and authority extend to the consolidated operations of REalloys Inc. and its subsidiaries. 2. COMMENCEMENT Employment under this Agreement will commence on the Effective Date and will continue indefinitely until terminated by either Party in accordance with this Agreement. 3. PLACE OF WORK The Employee's primary place of work will be at the Employee's home office in Saskatchewan, the Company's SRC project location, or both, or at such other location as may be agreed between the Parties from time to time. The role will require domestic and international travel commensurate with the COO's duties.

4. COMPENSATION

The Sign-On Bonus is subject to a repayment obligation as follows: 4899-7003-3858 v.2 (a) Base Salary. The Company will pay the Employee an annual base salary of Four Hundred Seventy-Five Thousand United States Dollars (USD $475,000) ("Base Salary"), payable in equal bi-weekly instalments in accordance with the Company's normal payroll practices and subject to applicable statutory deductions and withholdings. The Compensation Committee of the Board (the "Compensation Committee") will review the Base Salary annually and may increase (but, without the Employee's written consent, may not decrease) the Base Salary at its discretion. Unless otherwise stated, all dollar amounts in this Agreement are expressed in United States dollars. All compensation under this Agreement will be paid in USD. The Employee acknowledges that, as a Canadian resident receiving USD-denominated compensation, the Employee is solely responsible for all tax obligations, currency conversion costs, and any other financial implications arising from receiving compensation in USD, including any obligations under the Income Tax Act (Canada) and applicable provincial tax legislation. The Company will remit applicable statutory withholdings as required by law but makes no representations regarding the Employee's personal tax treatment. (b) Short-Term Incentive. The Employee will be eligible to participate in the Company's annual short-term incentive plan ("STI Plan"), as may be amended by Board from time to time, with a target bonus equal to sixty- five percent (65%) of Base Salary per fiscal year ("STI Target"), representing approximately USD $308,750 at current Base Salary levels, and any actual bonus will be prorated for any partial fiscal years of employment. The actual bonus earned in any fiscal year will be determined by the Compensation Committee based on the achievement of corporate and individual performance objectives established at the beginning of that year. Any bonus will be paid no later than March 31 of the immediately following fiscal year, provided that the Employee is actively employed on the payment date. Participation in the STI Plan does not guarantee an award in any particular year. (c) Long-Term Incentive. The Employee will be eligible to participate in the REalloys Inc. 2025 Long-Term Incentive Plan ("LTIP") or any successor plan, as may be amended by the Board from time to time. Beginning with the first full fiscal year following the Effective Date, the Employee will be eligible for annual equity awards with a target value of one hundred twenty-five percent (125%) of Base Salary per year ("LTI Target"), representing approximately USD $593,750 annually at current Base Salary levels. Awards will be delivered as time-based Restricted Stock Units ("RSUs") determined by the Compensation Committee, and will be subject to the terms of the LTIP and applicable award agreements. The Compensation Committee retains discretion over the form, timing, and administration of awards; provided that it will not, without the Employee's written consent, materially reduce the aggregate target equity value or fundamentally alter the vesting framework described in the LTIP plan or in the individual awards, except as required by applicable law. (d) New-Hire Equity Grant. As soon as administratively practicable following the Effective Date, the Company will cause REalloys Inc. to make a one-time new-hire equity grant to the Employee under the LTIP with a target value of One Hundred Thousand United States Dollars (USD $100,000) (the "New-Hire Grant"), to be denominated and settled in REalloys Inc. common shares. The New-Hire Grant will vest in three (3) equal annual installments on each of the first, second, and third anniversaries of the Effective Date (or grant date), subject to the Employee's continued employment through each vesting date. The New-Hire Grant is a one- time recruitment award and is separate from, and will not be counted toward, the annual LTI Target under Section 4(c). (e) Sign-On Bonus. Subject to the Employee commencing active employment on the Effective Date, the Company will pay the Employee a one-time sign-on bonus of One Million United States Dollars (USD $1,000,000) gross (the "Sign-On Bonus"), payable within thirty (30) days of the Effective Date and subject to applicable withholdings.

(i) If the Employee's employment ends within thirty-six (36) months of the Effective Date — whether by reason of the Employee's voluntary resignation without Good Reason or by the Company for Cause — the Employee will repay to the Company a pro-rated portion of the net after-tax Sign-On Bonus (the "Repayment Amount"). The Repayment Amount is calculated as: (Sign-On Bonus) × (number of full calendar months remaining in the 36-month period) ÷ 36, reduced pro-rata by 1/36th for each completed month of continuous employment. (ii) The Repayment Amount must be repaid within sixty (60) days of the last day of employment. The Company may set off the Repayment Amount against any amounts it otherwise owes the Employee, to the extent permitted by applicable law. (iii) No repayment obligation arises if the Employee's employment ends by reason of termination without Cause, resignation for Good Reason, Disability, or death. 5. BENEFITS AND EXPENSES (a) Group Benefits. The Employee may participate in any group health, dental, vision, life insurance, or other benefit programs that the Company establishes and makes available to senior employees from time to time, if and when such programs exist. The Company makes no representation or promise that any such programs currently exist or will be established, and reserves the right to amend, replace, or terminate any such program at any time in accordance with its terms and applicable law. (b) Vacation. The Employee is entitled to six (6) weeks of paid vacation per calendar year, to be scheduled at times mutually agreed having regard to the operational needs of the Company. Vacation entitlements will accrue and be administered in accordance with The Saskatchewan Employment Act and the Company's vacation policy. (c) Expense Reimbursement. The Company will reimburse the Employee for all reasonable and properly documented business expenses incurred in the performance of the Employee's duties, in accordance with the Company's expense reimbursement policy, as amended from time to time. 6. INDEMNIFICATION AND D&O INSURANCE (a) Indemnification. The Company and REalloys Inc. (as parent entity) shall indemnify, defend, and hold harmless the Employee to the fullest extent permitted by applicable law, the Company's and REalloys Inc.'s articles, bylaws, indemnification agreements, and D&O insurance policies, from and against all claims, investigations, proceedings, damages, losses, liabilities, fines, penalties, settlements, costs, and expenses (including reasonable legal fees) arising out of or relating to the Employee's service as COO of REalloys Inc. and its consolidated operations, or as an officer or representative of REalloys Canada Inc. Indemnification shall apply to all matters arising from the Employee's role, except to the extent a final non-appealable judgment by a court of competent jurisdiction determines that the Employee engaged in fraud, wilful misconduct, or knowing material violation of applicable law that gave rise to the claim, or as otherwise set forth in the foregoing law, articles, bylaws, agreements or policies. (b) Advancement of Expenses. The Company and REalloys Inc. shall advance all reasonable legal fees, expert fees, and other defence costs incurred by the Employee in connection with any claim, inquiry, investigation, subpoena, regulatory proceeding, or dispute arising out of the Employee's service to the Company or REalloys Inc. Advancement shall be made within ten (10) business days after the Employee's written request and shall not be withheld or delayed pending final resolution of the underlying matter. The Employee shall repay advanced amounts only to the extent required by applicable law and only if a final non-appealable judgment 4899-7003-3858 v.d2etermines that the Employee is not entitled to indemnification.

(c) D&O Insurance. REalloys Inc. shall maintain directors' and officers' liability insurance (D&O Insurance) covering the Employee in the Employee's capacity as COO of REalloys Inc. and its consolidated operations on terms no less favourable than the coverage provided to other senior executive officers and directors of REalloys Inc. Coverage shall include Side A individual coverage, entity securities coverage, and investigation coverage to the extent available. Upon termination of employment for any reason, or upon a Change of Control, REalloys Inc. shall maintain or obtain tail coverage for the Employee for a period of not less than six (6) years from the date of termination or the closing of the Change of Control, as applicable. REalloys Inc. shall give the Employee at least thirty (30) days' prior written notice of any material reduction, cancellation, non- renewal, or adverse change in D&O coverage. (d) Survival. The indemnification, advancement, and D&O insurance obligations in this Section 6 shall survive the termination or expiry of this Agreement, and shall be binding on any successor entity that acquires or assumes the business of REalloys Inc. or REalloys Canada Inc. 7. FULL-TIME DEDICATION The Employee will devote substantially all of the Employee's business time, energy, and attention to the performance of duties under this Agreement. The Employee must not, without the Board's prior written consent, engage in any other employment, consulting, or directorship that: (a) materially interferes with the Employee's duties; (b) conflicts with the interests of the Company Group; or (c) involves a Competing Business (as defined in Section 10(b)). Nothing in this Agreement prevents the Employee from managing personal investments, provided they do not amount to more than a passive interest in a publicly traded company. 8. TERMINATION OF EMPLOYMENT (a) Termination for Cause. The Company may terminate the Employee's employment immediately and without notice, pay in lieu of notice, or severance pay for Cause. "Cause" means: (i) a material, wilful, or persistent failure to perform the material duties of the role after the Company has given written notice specifying the deficiency and a reasonable opportunity (not less than 30 days) to cure, where such failure is capable of being cured; (ii) dishonesty, fraud, theft, misappropriation of Company property, or breach of fiduciary duty involving personal gain; (iii) conviction of, or a guilty plea to, an indictable offence or any criminal offence involving moral turpitude; (iv) wilful misconduct, gross negligence, or a deliberate act or omission that causes material harm to the Company Group or its reputation; (v) material and unremedied breach of any written Company policy, code of conduct, or confidentiality or non-competition obligation owed to the Company Group; or (vi) any conduct that, at common law, would constitute cause for summary dismissal. On a termination for Cause, the Employee is entitled to: (A) Base Salary earned but unpaid through the last day of employment; (B) accrued and unused vacation pay; and (C) any vested entitlements under applicable benefit and equity plans — but no further notice, severance, or termination pay of any kind (the "Accrued Obligations"). The repayment obligation in Section 4(e) will apply. (b) Resignation without Good Reason. The Employee may resign on not less than ninety (90) days' prior written notice to the Company (which notice period the Company may waive in whole or in part, paying out the waived portion of Base Salary). On resignation without Good Reason, the Employee is entitled only to the Accrued Obligations. The repayment obligation in Section 4(e) will apply. (c) Termination without Cause. The Company may terminate the Employee's employment without Cause on written notice, or payment in lieu of notice, as set out below. On a termination without Cause the Employee will receive: (i) Accrued Obligations; (ii) a severance payment equal to eighteen (18) months of Base Salary (the "Severance Pay"), representing USD $712,500 at current levels, paid in equal bi-weekly instalments over eighteen (18) months commencing on the sixtieth (60th) day following the last day of employment, with the first instalment to include amounts that would otherwise have been payable during that sixty (60) day period; (iii) a pro-rated STI award for the fiscal year of termination, calculated based on actual performance at the time annual bonuses are otherwise determined and paid; and (iv) fifty percent (50%) of all unvested time-based equity awards (RSUs) that would have vested during the eighteen (18)-month period following the last day of employment shall continue to vest over that period in accordance with the original vesting schedule; unearned PSUs will be treated in accordance with the applicable LTIP award agreement using actual performance through the termination date and deemed target achievement for any milestone substantially completed or within the Employee's control prior to termination. The Employee's entitlement to the amounts in (ii)–(iv) is conditional on the Employee executing a customary release of claims (Release) that does not release rights to accrued compensation, vested equity, indemnification, D&O insurance, whistleblower rights, vested benefits, or enforcement of this Agreement. If the Employee does not provide a signed Release within sixty (60) days of the last day of employment, the Employee forfeits entitlement to Severance Pay and the items in (iii)–(iv). The Parties agree that the notice and severance provided under this Section constitute the Employee's full entitlement on termination without Cause, and satisfy all obligations of the Company at common law and under The Saskatchewan Employment Act and any similar applicable legislation. The Parties expressly agree that nothing in this Agreement — including this Section — is intended to exclude or limit the Employee's minimum entitlements under The Saskatchewan Employment Act. (d) Resignation for Good Reason. The Employee may terminate employment for Good Reason and will be entitled to the same payments and benefits as on a termination without Cause under Section 9(c). "Good Reason" means the occurrence, without the Employee's written consent, of any of the following: (i) a material reduction in Base Salary or STI Target not applied generally to the senior leadership team; (ii) a material and adverse change in the Employee's title, authority, duties, or reporting relationship that is inconsistent with the COO role;

(iii) a requirement that the Employee relocate the Employee's primary work location by more than eighty (80) kilometers from the Employee's principal residence in Saskatchewan without the Employee's consent; or (iv) a material breach of this Agreement by the Company that is not cured within thirty (30) days of the Employee's written notice specifying the breach. To invoke Good Reason, the Employee must provide written notice to the Company within thirty (30) days of becoming aware of the triggering event. The Company will have thirty (30) days after receipt of such notice to cure the condition. If the condition is not cured within that period, the Employee must resign within thirty (30) days of the expiry of the cure period, failing which the right to invoke Good Reason in respect of that event will be waived. (e) Change of Control — Enhanced Severance. If the Employee's employment is terminated without Cause or the Employee resigns for Good Reason within the twelve (12) months following the closing of a Change of Control (as defined in the LTIP), the Employee will be entitled to, in lieu of the amounts under Section 9(c): (i) Accrued Obligations; (ii) a lump-sum payment equal to twenty-four (24) months of Base Salary plus one (1) times the STI Target (totaling approximately USD $1,258,750 at current levels: $950,000 + $308,750), payable on the sixtieth (60th) day after the last day of employment; and (iii) full and immediate acceleration of all outstanding equity awards (time-based awards vest in full; performance-based awards vest at target), subject to the LTIP and applicable award agreements. These entitlements are conditional on the Employee executing a customary release of claims as described in Section 9(c). (f) Disability. If the Employee is unable to perform the essential duties of the position for up to one hundred eighty (180) days (whether or not consecutive) in any twelve (12)-month period by reason of physical or mental illness or injury ( "Disability"), the Company may terminate the Employee's employment on written notice. The Employee will be entitled to the payments in Section 9(c) and all unvested equity awards will immediately vest. Termination on account of Disability is subject to the Company's obligations under The Saskatchewan Human Rights Code, 2018 and The Saskatchewan Employment Act. (g) Death. If the Employee dies during employment, the Employee's estate will be entitled to the Accrued Obligations and the payments described in Section 9(c)(ii)–(iv). All unvested equity awards will immediately vest. (h) Tax Withholdings. All amounts payable under this Agreement are subject to applicable statutory deductions and withholdings as required by the Income Tax Act (Canada), The Saskatchewan Income Tax Act, and any other applicable federal or provincial legislation. The Employee is solely responsible for all personal income tax obligations arising from compensation received under this Agreement, including any obligations arising from the receipt of USD-denominated payments as a Canadian resident. The Company makes no representations or warranties regarding the tax treatment of any payment or benefit to the Employee. 9. EMPLOYMENT STANDARDS Notwithstanding any other provision of this Agreement, the Company will at all times provide the Employee with at least the minimum entitlements required by The Saskatchewan Employment Act and any other applicable federal or provincial employment standards legislation. If any provision of this Agreement is found to provide less than the applicable minimum standard, that provision will be deemed amended to conform to the minimum required by law. 10. CONFIDENTIALITY AND RESTRICTIVE COVENANTS (a) Confidentiality. During and after employment, the Employee will hold in strict confidence all non-public, proprietary, confidential, or competitively sensitive information of the Company Group. "Confidential Information"), and will not use, disclose, or permit disclosure of any Confidential Information for any purpose other than performing duties under this Agreement, except as required by applicable law or by order of a court or regulatory authority. Confidential Information includes, without limitation: trade secrets; processing and extraction technologies; financial results and projections; business strategies; acquisition targets; customer and supplier relationships; pricing and contract terms; personnel information; and other business information disclosed or made available to the Employee by the Company Group, either directly or indirectly, in writing, orally, or by drawings or observation. The Employee will promptly notify the Company of any actual or threatened unauthorized disclosure of Confidential Information. (b) Non-Competition. During employment and for twelve (12) months following the last day of employment for any reason (“Restricted Period”), and provided the Employer pays the Employee the applicable amounts set out in Section 8, the Employee will not, directly or indirectly, in any capacity (including as an employee, officer, director, consultant, investor, or in any advisory capacity) (i) engage in, own, operate, manage, or provide services to any business that is engaged in the mining, extraction, separation, refining, processing, or commercialization of rare earth elements or critical minerals or that is competing with any other aspect of the Company Group’s business (a "Competing Business"); or (ii) solicit or accept the business of any customer, client, or business partner of the Company Group with whom the Employee had contact during the twenty-four (24) months immediately preceding the last day of employment, in connection with any product or service that competes with the Company Group. The Restricted Area for the non-competition obligation is Canada, the United States, and any jurisdiction in which the Company Group has material commercial operations or active business development activities as of the last day of employment. The Employee acknowledges that: (i) the Company Group operates in a specialized and highly competitive industry; (ii) the Employee will have access to competitively sensitive Confidential Information and strategic relationships that, if disclosed to or used by a Competing Business, would cause irreparable harm; and (iii) the duration, scope, and geographic extent of the restriction are reasonable in the circumstances. The Employee has had the opportunity to obtain independent legal advice prior to signing this Agreement. (c) Non-Solicitation of Employees. During the Restricted Period, the Employee will not, directly or indirectly, solicit, recruit, encourage, or induce any employee, contractor, or consultant of the Company Group to leave their engagement, or assist any other person in doing so. (d) Intellectual Property. The Employee agrees that all Work Product created or conceived during employment that (i) relates to the actual or reasonably anticipated business of the Company Group; (ii) was created using Company Group resources or Confidential Information; or (iii) arose out of duties assigned by the Company Group, is, and will be, the exclusive property of the Company Group. (e) "Work Product" means all inventions, discoveries, improvements, processes, formulae, designs, data, software, original works of authorship, trade secrets, and all other intellectual property. The Employee hereby irrevocably assigns to the Company Group all right, title, and interest in and to such Work Product, and will execute any documents and take any steps the Company reasonably requests to perfect, record, or protect such ownership. (f) Return of Property. On the last day of employment (or earlier on written request by the Company), the Employee will promptly return to the Company all property of the Company Group in the Employee's possession or control — including all devices, documents, records, and materials whether in physical or electronic form — and will permanently delete or destroy all copies of Confidential Information from personal devices and accounts. (g) Injunctive Relief. The Employee acknowledges that a breach or threatened breach of the obligations in this Section 10 would cause irreparable harm to the Company Group for which monetary damages would be an inadequate remedy, and that the Company Group will be entitled to seek injunctive or other equitable relief from a court of competent jurisdiction without the need to post a bond or prove actual damages, in addition to any other remedies available at law or equity. If any restriction in this Section is found by a court to be unenforceable as written, the court is authorized to modify the restriction to the minimum extent necessary to make it enforceable, and the remaining provisions will continue in full force. 11. NON-DISPARAGEMENT The Employee and the Company each agree that the other Party's goodwill and reputation are assets of great value which have been developed and maintained through considerable cost, time, and effort. Therefore, the Employee agrees that during employment and after the termination of employment, the Employee shall not in any way disparage, libel, or defame the Company Group, its business or business practices, its products or services, or its employees, officers, or directors. The Company agrees that during the Employee's employment and after the termination of the Employee's employment, the Company (including through its executive officers and members of the Board, in each case acting in their official capacities or making statements that could reasonably be attributed to the Company) shall not in any way disparage, libel, or defame the Employee. A violation or threatened violation of this provision may be enjoined by a court of competent jurisdiction. The rights afforded each Party under this provision are in addition to any and all rights and remedies otherwise afforded by law. Nothing in this provision shall prohibit: (i) either Party from making truthful statements in good faith in connection with any litigation, arbitration, governmental proceeding, or similar proceeding, or to defend or prosecute any claim, or to the extent required by applicable law, legal process, subpoena, court order, or similar requirement; (ii) the Employee from making criticism or other statements internally within the Company Group on a need-to-know basis, provided such criticism or statement is not presented in a disruptive or insubordinate manner, concerning the Company Group's or any employee's or other service provider's performance or non-performance; or (iii) the Company from making internal communications on a need-to-know basis regarding the Employee's performance or the circumstances of the Employee's departure, provided such communications are made in good faith and in the ordinary course of business. 12. CLAWBACK In addition to the Sign-On Bonus repayment in Section 4(e), all incentive compensation (including equity awards) is subject to recovery by the Company to the extent required by: (a) a written clawback policy that is reasonable, generally applicable to similarly situated senior executives, and not applied retroactively except to the extent required by applicable law or stock exchange rules; ( b) applicable law; or (c) the rules of any stock exchange on which REalloys Inc.'s shares are listed. The Employee consents to any deduction, recovery, or repayment required under such policy or applicable law. 13. EMPLOYEE REPRESENTATIONS The Employee represents and warrants that: (a) the Employee is not subject to any non-competition, non- solicitation, confidentiality, or other restrictive covenant with any former employer or third party that would prohibit or materially limit the Employee's ability to perform duties under this Agreement; (b) the Employee's acceptance of this Agreement does not breach any obligation owed to any other person; and (c) the Employee has had a reasonable opportunity to review this Agreement and to seek independent legal advice before signing. 14. GENERAL (a) Governing Law. This Agreement is governed by, and will be construed in accordance with, the laws of the Province of Saskatchewan and the federal laws of Canada applicable therein, without regard to conflicts-of- law principles. (b) Jurisdiction. The Parties irrevocably consent to the non-exclusive jurisdiction of the courts of the Province of Saskatchewan to resolve any dispute arising from or connected with this Agreement. Either Party may apply to a court of competent jurisdiction anywhere for emergency or interim injunctive relief. (c) Language. The Parties have requested that this Agreement and all related documents be prepared in English. Les parties ont demandé que cette convention et tous les documents s'y rattachant soient rédigés en anglais. (d) Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the Employee's employment and supersedes all prior discussions, representations, and agreements, whether written or oral, relating to the subject matter hereof. No amendment to this Agreement will be effective unless made in writing and signed by both Parties. (e) Severability. If any provision of this Agreement is found to be invalid or unenforceable, that provision will be modified to the minimum extent necessary to make it valid and enforceable, and the remaining provisions will continue in full force. (f) Waiver. A waiver of any right under this Agreement must be in writing and will not constitute a waiver of any other right or of the same right on any other occasion. (g) Assignment. The Employee may not assign this Agreement or any rights hereunder without the prior written consent of the Company. The Company may assign this Agreement to any successor entity or affiliate, provided that the assignee assumes all obligations of the Company hereunder. (h) Notices. All notices under this Agreement must be in writing and delivered by hand, registered mail, or email (with read receipt) to the address set out on the signature page, or to such other address as a Party designates by written notice. Notice is effective on: (i) the date of personal delivery; (ii) the second business day after mailing; or (iii) the date of confirmed email transmission. (i) Counterparts and Electronic Signatures. This Agreement may be signed in counterparts (including by electronic signature), each of which is an original, and all of which together constitute one and the same instrument. (j) Schedules. The following schedules are attached to and form part of this Agreement:

(i) Schedule B — Summary of Compensation Terms (a reference summary only; in the event of any conflict or inconsistency between Schedule B and the body of this Agreement, the body of this Agreement governs). By signing below, the Parties acknowledge that they have read and understood this Agreement and agree to be bound by its terms. REALLOYS CANADA INC. Per: /s/ Leonard Sternheim Authorized Signing Officer Name: Leonard Sternheim MUHAMMAD IMRAN Signature: /s/ Muhammad Imran Name: Muhammad Imran Date: 08/11/2026 Title: Date: CEO 08/10/2026 Address for Notices: [***] Address for Notices: c/o REalloys Inc. 777 Yamato Road, Suite 110 Boca Raton, Florida 33431 Email: legal@realloys.com [***]

SCHEDULE B

SUMMARY OF COMPENSATION TERMS

Muhammad Imran — Chief Operating Officer, REalloys Inc.

COMPENSATION ELEMENT	AMOUNT / RATE	KEY TERMS
A | CORE ANNUAL COMPENSATION		
Base Salary	**USD $475,000**	*Payable bi-weekly; reviewed annually by the Compensation Committee; may not be reduced without written consent*
Short-Term Incentive (STI)	**Target: 65% of Base = USD $308,750**	*Performance-based; metrics set annually by the Compensation Committee; paid by March 31 of the following year; employment on payment date required*
Long-Term Incentive (LTI)	**Target: 125% of Base = USD $593,750 p.a.**	*Annual equity grants (RSUs / PSUs) under the LTIP; commences year 2+; form and timing at Compensation Committee discretion*
Target Total Direct Compensation (Annual)	**USD $1,377,500**	*Base + STI target + LTI target; ongoing from Year 2*
B | SIGN-ON & RECRUITMENT COMPENSATION		
Sign-On Cash Bonus	**USD $1,000,000**	*36-month pro-rated clawback (1/36th per completed month); no clawback on termination without Cause, Good Reason, Disability, or death — see Section 4(e)*
New-Hire Equity Grant	**USD $100,000**	*One-time RSU/PSU grant under LTIP; vests in 3 equal annual instalments on anniversaries of Effective Date; separate from annual LTI run-rate*
Total Year-One Compensation Cost	**USD $2,477,500**	*Base + STI (target) + LTI + Sign-On Bonus + New-Hire Equity (USD converted at par for illustration)*
C | TERMINATION PROTECTIONS		
Severance — Without Cause or Good Reason	**18 months Base Salary = USD $712,500**	*+ pro-rated STI for year of termination; 100% of unvested time-based RSUs continue to vest over the 18-month period; PSUs per actual/target performance; paid bi-weekly over 18 months commencing day 60; conditional on customary release of claims — see Section 8(c)*
Double-Trigger Change of Control	**24 months Base + 1× STI Target = USD $1,258,750**	*Payable as lump sum on day 60; full equity acceleration (time-based at 100%; PSUs at target); trigger window: 12 months post-CoC — see Section 8(e)*
Termination for Cause / Voluntary Resignation	**Accrued Obligations only**	*No severance; Sign-On Bonus clawback applies within 36-month window — see Section 8(a)–(b)*
Disability or Death	**Same as Without Cause**	*Full RSU acceleration; estate receives severance entitlements on death — see Section 8(f)–(g)*
D | RESTRICTIVE COVENANTS

Non-Competition	**12 months post-termination**	*Restricted Area: Canada, USA, and any jurisdiction of active Company Group operations; Competing Business: rare earth / critical minerals — see Section 10(b)*
Non-Solicitation of Employees	**12 months post-termination**	*Covers employees, contractors, and consultants of the Company Group — see Section 10(c)*
Non-Solicitation of Clients	**12 months post-termination**	*Covers customers/partners with whom Employee had material contact in prior 24 months — see Section 10(b)(ii)*
Confidentiality	**Indefinite**	*Survives termination; covers all non-public proprietary information of the Company Group — see Section 10(a)*
IP / Work Product Assignment	**During employment**	*All Work Product related to Company Group business irrevocably assigned to Company Group — see Section 10(d)*
Non-Disparagement	**Indefinite — mutual**	*Both Employee and Company (including executive officers and Board in official capacity) are mutually prohibited from disparaging the other; three carve-outs: legal proceedings, internal need-to-know communications, and good faith compliance with law — see Section 11*
Sign-On Bonus Clawback	**36-month window**	*Pro-rated repayment on voluntary resignation or termination for Cause; full amount if departure within first month — see Section 4(e)*
E | STRUCTURE & GOVERNANCE		
D&O Insurance & Indemnification	**REalloys Inc. policy**	*Employee covered under REalloys Inc. D&O Insurance (Side A + tail coverage on termination / CoC); indemnification and advancement of expenses from Company and REalloys Inc. — see Section 6*
Benefits	**If and when available**	*The Employee may participate in group health, dental, vision, and life insurance programs if and when the Company establishes them — see Section 5(a)*
Vacation	**Six (6) weeks per year**	*Accrues and is administered in accordance with The Saskatchewan Employment Act and the Company's vacation policy; scheduled by mutual agreement — see Section 5(b)*
Employer	**REalloys Canada Inc.**	*Wholly-owned subsidiary of REalloys Inc. (NASDAQ: ALOY); Employee holds COO title across consolidated operations*
Employee	**Muhammad Imran**	*[***]*
Reporting	**CEO of REalloys Inc.**	*Functional authority extends to consolidated global operations*
Term	**Permanent / Indefinite**	*No fixed end date; employment continues until terminated by either Party in accordance with the Agreement — see Section 2*

Governing Law Province of Saskatchewan Federal laws of Canada applicable therein; disputes to Saskatchewan courts Also: The Saskatchewan Human Rights Code, 2018; Governing Statutes The Saskatchewan Employment Act applicable federal legislation